UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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INGLES MARKETS, INCORPORATED
(Name of Registrant as Specified In Its Charter)

SUMMER ROAD LLC CAP 1 LLC EAST RIVER PARTNERS LTD EAST RIVER PARTNERS II LTD UNCH CORP. RORY A. HELD FRANK S. VELLUCCI
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Summer Road LLC and the other participants named herein (collectively, “Summer Road”) have filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Summer Road’s highly-qualified director nominee at the 2026 annual meeting of shareholders of Ingles Markets, Incorporated, a North Carolina corporation (the “Company”).

Item 1: On April 6, 2026, Summer Road issued the following Investor Presentation titled “Why Class A Shareholders Need Independent, Aligned Representation on the Board”. A copy of the Investor Presentation is also attached hereto as Exhibit 1.

Ingles Markets, Incorporated Why Class A Shareholders Need Independent, Aligned Representation on the Board April 2026

Executive Summary: Proxy Campaign 2

About Summer Road • Summer Road LLC (together with its affiliates, “Summer Road” or “we”) is a single family office founded in 2012 and based in Wes t Palm Beach, FL. • We invest in public equity, private equity, real estate and venture capital. • In our public equity investments, we look for: o Long - term, tax - efficient compounding. o Value, quality and durability. o Constructive engagement with the management of our portfolio companies. • The average holding period for our public equity portfolio is 5.5 years; we have held some positions materially longer than t hat . • Summer Road invests on behalf of the Sackler family. o We are investment professionals. o Our independent director candidate, Rory A. Held, is not a member of the Sackler family and has never worked with Purdue Phar ma. o Summer Road has invested in numerous public companies and private entities; none of our portfolio companies have ever experienced reputational harm to their business due to our involvement. • We have owned Ingles Markets, Incorporated (“Ingles” or the “Company”) since 2022. Today, we own nearly 3% of the Company. o Ingles fits Summer Road’s preferred traits for an investment - but the Company’s mistreatment of minority shareholders, includin g its refusal to provide Class A shareholders with basic information about their investment and the Board’s disregard for basic ten ets of corporate governance, is alarming. o We have never run a proxy fight in our 14 - year history, but Ingles represents a unique situation that required us to act. 3

About Rory A. Held, Summer Road's Class A Director Candidate

- We have nominated Rory A. Held for election to Ingles' Board of Directors (the "Board") as a Class A director at the 2026 Annual Meeting of Shareholders (the "Annual Meeting") to be held on April 30.
- Unlike the Company's Class A nominees, Mr. Held is completely independent of Ingles and has a vested financial interest in the Company's performance as the beneficial owner of ~3% of the Class A shares.
- **We believe that Mr. Held's significant financial, investment and public markets expertise, together with his prior public company board experience and perspective as a significant long-time shareholder of Ingles, will make him a valuable addition to the Board.**



Rory A. Held

Mr. Held's Biography

- **Chief Investment Officer** of Summer Road since December 2023.
  - Oversees investments across public markets, private equity, real estate and venture capital.
  - 25+-year career in public markets covering consumer, industrial and technology companies.
  - Joined Summer Road in 2013 and previously served as Executive Vice President, Investments.
- **Prior public company board experience**:
  - **Peak Resorts, Inc.** (formerly NASDAQ: SKIS), an owner and operator of high-quality, individually branded ski resorts, from November 2016 until its acquisition by Vail Resorts, Inc. (NYSE: MTN) in September 2019.
- Private company board experience:
  - Truepic, Inc., a software company that develops digital image verification software to authenticate photos and videos, since 2018.
  - Sits on or has served on LP Advisory Committee of three private equity funds.

Mr. Held's Goals at Ingles

- Improve transparency and investor alignment as an independent voice in the boardroom.
- Conduct a capital allocation audit.
- Evaluate value-enhancing options.

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SUMMER ROAD LLC

Case Study: How Mr. Held Created Value for Shareholders at Peak Resorts, Inc.

- Peak Resorts, Inc. ("Peak Resorts") was a Nasdaq-listed regional ski resort operator with a growing annual ticket pass base and a growth strategy of adding resorts via acquisitions.
- Mr. Held was appointed to Peak Resorts' board of directors in 2016 pursuant to a Stockholder Agreement with Summer Road in connection with a convertible preferred stock financing.
  - At this time, the stock was trading at approximately $5.00 per share.
- **During his three-year tenure as a director, Mr. Held was intimately involved in:**
  - Capital allocation and corporate growth strategies, including acquisitions of multiple ski resorts.
  - Financing via debt and equity, including navigating a complicated capital structure and renewing debt agreements.
  - Dividend policy, including reinstating the dividend.
  - Setting and awarding annual incentives as a member of the Compensation Committee.
  - SEC filing preparations.
  - Investor relations strategy, including guidance setting and earnings call scripts.
  - Creating a KPI dashboard for the board.
- Mr. Held and the rest of the board conducted an evaluation of strategic alternatives, which resulted in a comprehensive and competitive sale process that led to the **sale of Peak Resorts to a strategic acquirer**, Vail Resorts, Inc. (NYSE: MTN), **at $11.00 per share in 2019** (representing a **120% increase in share price from when Mr. Held joined the board**, not including the quarterly cash dividends that Peak Resorts shareholders received).

PEAK RESORTS

"During his tenure on our board, Rory Held distinguished himself as a thoughtful, disciplined voice who balanced the heritage of our family-run company with a rigorous, data-driven process; his unwavering commitment to his fiduciary duties was key to the value we ultimately realized for our common shareholders."

Tim Boyd, Former President, CEO and Chairman of Peak Resorts

Source: Peak Resorts filings.

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SUMMER ROAD LLC

About Ingles Markets

ingles

- Founded in 1963 by Robert P. Ingle in Asheville, NC. Publicly traded since 1987 (NASDAQ: IMKTA).
- Operates ~197 supermarkets across six southeastern states: NC, SC, GA, TN, VA and AL.
- Owns 84% of its store locations – highest ownership rate among publicly traded U.S. grocers (vs. Kroger 50%, Albertsons 39%).
- Vertically integrated: owns Milkco dairy subsidiary (60 million+ gallons/year) and self-distributes from Company-owned distribution center.
- Owns and operates 98 shopping centers, creating a significant leasing business generating $26.7 million in NOI.
- Owns 29 undeveloped grocery-anchored mall sites and considerable excess land parcels (>1,000 acres) that are not well explained or disclosed by management.
- Management effectively stopped communicating with Wall Street in 2016 – no earnings calls, no investor presentations and no analyst access.[1]

Financial Profile	
Share Price	$89.00
Shares Outstanding	19.0M
Market Cap	$1.7B
Plus: Debt	$512M
Less: Cash	$362M
Enterprise Value	$1.8B
TTM Revenue	$5.4B
TTM EBITDA	$255M
EBITDA Margin	4.7%
TTM Earnings Per Share	$5.00
TTM Free Cash Flow	$122M
EV/Revenue	0.3x
EV/EBITDA	7.2x
P/E	17.8x
P/FCF	13.8x
P/Book Value	1.0x
Dividend Yield	0.7%

We invested in Ingles in 2022 because 1) the grocery operations were fundamentally sound and generated healthy cash flows, and 2) the balance sheet contained low leverage and tremendous real estate value that we felt was being ignored.

Source: Bloomberg. As of March 27, 2026.

[1] The Company discontinued quarterly earnings calls after Q2 2016. On the Q2 2016 earnings call held on May 9, 2016, former CFO Ronald B. Freeman said, "Going forward, we will issue quarterly press releases to report our results and discontinue our quarterly conference calls."

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Ingles' Dual-Class Share Structure Limits Accountability to Class A Shareholders

Economic Ownership		Voting Power	
Ingle Family ~23%	Class A Common 77%	Ingle Family ~75%	Class A Common 25%

- **Class B shareholders have 10 votes per share vs. 1 vote per share for Class A shareholders**.
- Chairman Robert P. Ingle, II controls 96.2% of Class B stock, primarily as sole trustee of family trusts established by Ingles founder Robert P. Ingle.
- As such, **Chairman Ingle controls the election of six of Ingles' eight directors and effectively selects the other two directors, who are meant to represent Class A shareholders** – enabling him to put forth the entire eight-member slate.
    - This has been disastrous for the Board's independence: **half of all Board members are Chairman Ingle's family members or Company executives** (Chairman Ingle, director Laura Ingle Sharp, CEO James Lanning and CFO Patricia Jackson).
- Class A directors only need to be elected by a **plurality of the votes cast**, instead of a majority, which is why last year's two Class A nominees were able to continue serving on the Board despite receiving just 32.2% and 16.8% support of voting Class A shareholders.
- Shareholder proposals to establish equal voting rights have been submitted at previous Annual Meetings and defeated by Chairman Ingle's voting power. There is no sunset provision to end the Company's dual-class structure despite investor discontent.
- At last year's Annual Meeting, independent proxy advisor Institutional Shareholder Services supported Summer Road's shareholder proposal to expand the size of the Board to allow additional Class A shareholder representation.
    - Another independent proxy advisor, Glass, Lewis & Co., noted that the Company failed to disclose the fact that Summer Road was the shareholder proponent of the Board Expansion Proposal.
- In recent years, the Company's Board members have sold shares, and the Company has repurchased Class B shares – but **the Class B shareholders' control of Ingles persists despite their lower overall economic stake**.
    - The last purchase by any Ingles director standing for election this year was in 2017.

Source: Company proxy statements, Form 8-K and ownership filings.

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SUMMER ROAD LLC

We Have Repeatedly Attempted to Constructively Engage with Ingles – Only to Be Ignored

July 2022
Initial outreach to Ingles seeking help with financial modeling questions – **no response**.

October 2022
Multiple calls to Ingles **go unreturned**.

February 2023
Mr. Held attends Annual Meeting in person, Ingles **refuses to answer his questions** about capital allocation and corporate strategy.

Summer 2023
Summer Road continues trying to engage with management.

September 2023
Mr. Held emails Ingles seeking confirmation of real estate database showing Company ownership of 3,500 acres, $1.3 billion in taxable assessed value; Company **refuses to comment**.

November 2023
CFO acknowledges emails and offers to schedule a call to answer Mr. Held's questions; this call is **never scheduled**.

February 2024
Mr. Held attends Annual Meeting in person; meets with Ingles counsel to explain the Company is deficient in financial reporting and investor relations; counsel promises a meeting with management; multiple attempts and follow-ups lead to **no meeting**.

September 2024
Summer Road submits shareholder proposal to increase the Board size from eight to 10 directors.

November 2024
Summer Road voices concerns via private letter, requests the addition of a shareholder representative to the Board, asks Company to disclose real estate as a separate business segment (in conformance with appropriate accounting standards).

CFO agrees to a call with Mr. Held but then **refuses to answer** questions, saying the topics were considered non-public material information.

March 2025
Ingles holds 2025 Annual Meeting in virtual-only format. Summer Road attends to present Board Expansion Proposal, but our **line was not unmuted by Ingles**.

December 2025
Summer Road nominates Mr. Held for election to the Board as a Class A director.

Source: Summer Road's proxy statement.

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5 Why We Are Here: Class A Shareholders Urgently Need a Voice in the Boardroom 9 We are a long - term Class A shareholder acting out of necessity after the Board and management team rebuffed our every effort to constructively engage and consistently refused to answer basic questions about Ingles’ performance and disclosure. The Company’s dual - class structure allows Chairman Ingle to appoint 75% of the Board despite owning only 23% of the combined share capital, giving him immense power over Ingles’ future and strategy. For years, the Board and management have rubber - stamped Chairman Ingle’s agenda, overseen lagging shareholder returns, poor capital allocation and worst - in - class public disclosure, and enriched Chairman Ingle at the expense of Class A shareholders. We believe Class A shareholders urgently need an independent, legitimate representative in the boardroom to look after their interests and help unlock Ingles’ full value potential – which is why we have nominated Mr. Held for election to the Board. This dynamic has enabled Chairman Ingle to populate the Board with non - independent, long - tenured directors who have failed to ac t in the best interests of all shareholders – with little way for Class A shareholders to hold them accountable.

Without Legitimate Class A Representation, Ingles Has Underperformed 10

Source: Bloomberg. Calculated as of market close on December 31, 2025. Assumes dividends reinvested. Grocery Market Peer Grou p i ncludes Weis Markets, Inc., Koninklijke Ahold Delhaize N.V., Village Super Market, Inc., Sprouts Farmers Market, Inc., The Kroger Co., Albertsons Companies, Inc. and Natural Grocers by Vitamin Cottage , I nc. Note: The Company’s peer group included in its proxy statement includes SpartanNash Co., which we do not believe is a true peer given that its core businesses include distribution of grocery produc ts. Our peer group includes Natural Grocers by Vitamin Cottage and Albertsons because they are grocery retailers similar to Ingles. 11 Total Shareholder Returns 10 - Year 5 - Year 3 - Year 1 - Year 79% 68% - 27% 8% Ingles 298% 96% 86% 18% S&P 500 - 219% - 28% - 113% - 10% Ingles vs. S&P 500 116% 112% 72% - 5% Grocery Market Peer Group - 38% - 44% - 99% 13% Ingles vs. Grocery Market Peer Group Ingles’ TSR Has Trailed the Market and Peers Over the Short, Medium and Long Term

Ingles Trades at a Significant Discount to Conservative Asset Value Due to Governance and Capital Allocation Failures

- **We believe the market undervalues the Company due to its lack of confidence in management and the Board's ability to create value for shareholders**, as demonstrated by the fact that Ingles trades at a significant discount to the value of its assets and operations.
- Ingles' stock has traded at or below 1.0x book value for long periods during the last five years. The current valuation sits just above 1.0x.
- Any basic corporate finance textbook would explain that this low level of valuation signals distress or lack of trust in the Company's capital allocation.

Ingles Markets Valuation Analysis		
Ingles Current Market Cap.	**$ 1,690,499,464**	
Stock Price	$ 89.00	
		Notes:
Less: Estimated Real Estate Replacement Cost	$ 1,352,751,535	*@ Taxable assessed value of all owned real estate; likely understated, >3,500 acres*
Plus: Current Net Debt	$ 149,800,000	*Current Net Debt; by YE26 will be close to net cash*
Implied Value of Grocery Operations	**$ 487,547,929**	
Grocery Operations Average EBITDA	$ 250,000,000	*10 year avg. excludes Covid bump years; excludes shopping center rental NOI*
Less: Rent Expense to 3rd Party	$ 65,305,013	
Pro Forma Grocery EBITDA	**$ 184,694,987**	
Implied EV/EBITDA Grocery Operations	**2.6x**	*Peer Median 7.1x; Harris Teeter Acquired by KR at 7.0x (excl. R.E.)*

Note: Chart is for illustrative purposes only to demonstrate Ingles' undervaluation. We are not advocating for a liquidation.

We believe Ingles possesses significant upside if managed toward standardized industry benchmarks, specifically returning to consistent store expansion and positive comparable sales.

Enhanced operational efficiency and a disciplined capital return program would be further bolstered by improved corporate transparency.

This shift in communication is essential to highlighting the underlying strength and intrinsic value of the Company's substantial real estate holdings.

Source: Bloomberg; Summer Road analysis. As of March 27, 2026.

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Ingles Frequently Trades at a Discount to Grocery Peers • With the exception of the last year, across all time periods and across all valuation metrics, Ingles has traded below the pe er median. o The Company’s higher valuation on a one - year basis is driven by temporarily depressed earnings in the previous year as a result of Hurricane Helene. o We believe some of the recent upward movement in Ingles’ stock price is due to our proxy contest and investors’ hope for chan ge. • Ingles’ EV/EBITDA ratio has fallen over the past 10 years, demonstrating investors’ lack of confidence in the Company’s traje cto ry under the current Board and management team. • Weis Markets Inc is a family - run grocery business in Pennsylvania that has traded significantly above Ingles over the long term, likely due to its stronger governance (e.g., no dual - class structure and the family holds approximately 61% of the voting power), better di sclosure and higher return of capital to shareholders (i.e., approximately 2x dividend yield vs. Ingles and dividend has grown almost 2% o ver five years). 1 Source: Bloomberg. As of March 31, 2026. Note: NA indicates data is not available. 1 Weis Markets Inc filings. 13 Red box indicates when Ingles’ valuation was below the peer median. P/E Ratio EV/EBITDA Ratio 1yr 3yr 5yr 7yr 10yr 1yr 3yr 5yr 7yr 10yr Mean 13.4x 11.6x 10.4x 10.3x 20.2x 6.7x 6.4x 5.6x 5.0x 7.6x Median 13.9x 11.8x 11.0x 9.7x 18.6x 7.1x 6.7x 5.8x 5.2x 7.4x IMKTAIngles Markets Inc 18.5x 6.4x 5.8x 8.8x 13.6x 5.9x 3.9x 4.2x 5.9x 7.1x WMK Weis Markets Inc 20.1x 17.7x 12.3x 16.9x 20.5x 6.5x 7.0x 4.9x 5.6x 6.8x AD Koninklijke Ahold Delhaize NV 15.0x 13.1x 11.8x 10.7x 16.4x 7.1x 6.7x 6.3x 6.2x 9.4x VLGEAVillage Super Market Inc 10.7x 9.0x 13.0x 16.6x 15.0x 7.6x 7.6x 7.5x 5.2x 4.7x SFM Sprouts Farmers Market Inc 13.9x 11.8x 8.8x 5.2x 28.2x 8.2x 7.4x 5.8x 4.3x 10.0x KR Kroger Co/The 13.9x 12.1x 11.0x 9.7x 16.8x 7.1x 6.7x 6.2x 5.8x 7.9x ACI Albertsons Cos Inc 8.1x 7.0x 6.4x 5.6x 4.6x 4.5x 4.4x 4.4x NGVCNatural Grocers by Vitamin Cot 12.4x 10.8x 9.5x 7.5x 24.6x 6.1x 5.2x 4.4x 3.8x 6.7x NA NA

Source: Company Form 10 - K filings; Bloomberg ROE Calculation. Note: While we remain critical of the Company’s long - term stagnati on, we believe it is appropriate to view the Fiscal 2025 results with a degree of leniency given the significant operational disruption and physical damage caused by Hurricane Helene, which resulted in the t emp orary closure of four store locations. 14 Ingles Markets Inc. FY2020 FY 2021 FY2022 FY2023 FY2024 FY2025 Same Store Sales Growth (excl. additional week in FY 23) 15.1% 5.4% 7.7% 1.4% -1.7% -1.7% Operating Margin 7.0% 7.0% 6.6% 5.0% 2.6% 2.2% ROE 24.1% 27.7% 24.3% 15.5% 7.0% 5.3% New Stores Opened 0 2 0 0 0 0 The Company’s Business Fundamentals Have Materially Declined Over the Past Five Years Hurricane Helene

Ingles’ Growth Has Lagged Peers for a Decade Source: Bloomberg. As of March 31, 2026. Note: NA indicates data is not available. 1 North Carolina Office of State Budget and Management blog post dated January 28, 2026. • As shown on the previous slide, the Company is pursuing a strategy whereby there is little, if any, store expansion. • This is particularly troubling due to the underlying secular population growth in Ingles’ markets. o North Carolina, home to ~40% of Ingles stores, is the third - fastest growing state in the U.S. 1 • This strategy has weighed on the Company’s growth metrics. 15 Red box indicates when Ingles’ growth was below the peer median. Sales growth EPS Growth EBIT Growth 3yr 5yr 7yr 10yr 3yr 5yr 7yr 10yr 3yr 5yr 7yr 10yr Mean 4.2% 4.6% 5.4% 6.5% 10.1% 12.4% 18.4% 10.1% 6.5% 8.3% 12.9% 6.5% Median 3.8% 5.1% 5.3% 6.7% 4.7% 15.8% 16.3% 9.0% 2.2% 11.5% 12.1% 6.5% IMKTAIngles Markets Inc (2.1%) 3.0% 3.9% 3.5% (32.5%) (13.2%) (1.2%) 4.1% (32.6%) (16.1%) (1.1%) (1.7%) WMK Weis Markets Inc 1.8% 3.8% 5.1% 5.6% (7.8%) (3.8%) 6.6% 5.1% (11.9%) (8.7%) 3.1% 1.6% AD Koninklijke Ahold Delhaize NV 2.0% 4.3% 5.7% 9.2% 1.5% 3.4% 7.6% 9.2% 0.1% 0.8% 4.4% 9.9% VLGEAVillage Super Market Inc 4.0% 5.2% 5.3% 3.9% 27.6% 23.7% 16.3% 6.6% 13.5% 20.6% 12.1% 4.9% SFM Sprouts Farmers Market Inc 11.2% 6.4% 7.8% 9.4% 30.5% 16.4% 22.4% 20.0% 23.3% 11.5% 16.4% 11.6% KR Kroger Co/The (0.1%) 2.2% 2.9% 3.0% 4.7% 6.9% 12.6% 8.9% 2.2% 3.3% 7.4% 2.8% ACI Albertsons Cos Inc 3.8% 5.2% 4.3% (8.7%) 24.5% 46.0% (4.5%) 14.4% 24.5% NGVCNatural Grocers by Vitamin Cot 6.9% 5.1% 6.6% 7.9% 22.9% 15.8% 17.5% 10.8% 22.6% 16.1% 22.0% 8.2% NA NA NA

Margins Have Declined in Recent Years Source: Bloomberg. As of March 31, 2026. Note: NA indicates data is not available. 16 Red box indicates when Ingles’ margin expansion was below the peer median. Gross Margin Expansion (in bps) EBIT Margin Expansion (in bps) 3yr 5yr 7yr 10yr 3yr 5yr 7yr 10yr Mean 69 25 132 162 36 49 132 17 Median 44 (2) 114 95 22 86 114 19 IMKTAIngles Markets Inc (104) (210) (6) 25 (445) (384) (87) (147) WMK Weis Markets Inc (16) (175) (163) (234) (116) (193) (30) (102) AD Koninklijke Ahold Delhaize NV (24) (113) (46) (60) (24) (77) (35) 23 VLGEAVillage Super Market Inc 44 50 114 122 73 159 114 29 SFM Sprouts Farmers Market Inc 212 201 524 953 209 166 328 145 KR Kroger Co/The 187 (2) 122 114 22 17 84 (5) ACI Albertsons Cos Inc (114) (49) 38 (71) 86 177 NGVCNatural Grocers by Vitamin Cot 192 259 333 75 160 186 290 15 NA NA

The Board Has Overseen Disastrous Capital Allocation Over the Past Decade • From Fiscal 2016 to Fiscal 2025, the Company deployed an aggregate of $1.5 billion in capital expenditures, yet annual operat ing income has remained nearly stagnant. • Operating income in Fiscal 2016 was $129.8 million , and for the trailing 12 - month period ended December 31, 2025, it stood at just $133.0 million . • This represents an abysmal incremental Return on Invested Capital of approximately 0.2% on 10 years of reinvestment – a figure that is profoundly below the Company’s cost of capital. • Chairman Ingle, CFO Jackson and CEO Lanning refused to answer questions regarding the Company’s views on capital allocation a nd new store growth potential at the 2023 Annual Meeting, claiming that doing so would be a violation of Regulation FD. It appears to us that the Board has presided over a decade - long program of lost opportunity, reinvesting shareholder cash into projects yielding virtually no economic return. Source: Company Form 10 - K filings. 17 ($ in millions) Ingles Markets Capital Allocation Track Record 2016-2025 Cumulative Capital Expenditures 1,460$ Operating Income - 2016 129.8$ Operating Income - TTM2025 133.0$ Change 3.2$ Incremental ROIC 0.2%

The Company Has Neglected its Valuable Assets • Why are hundreds of acres of prime real estate sitting fallow and in disrepair, dragging down corporate returns and failing t he communities Ingles serves? • How is this approach to real estate management in line with the Board’s responsibility to create value for shareholders? • Our study of county property records shows that Ingles owns 1,800 acres that are not used in its grocery or real estate renta l b usinesses. County tax assessors appraise the value of this excess land at approximately $466 million or $24.00 per Ingles share. • Below are some representative properties that are excluded from grocery operations, sitting fallow and in disrepair: 18 The former Kmart on Patton Avenue closed in 2018, and Ingles bought the property in 2019 for $8.5 million. North Asheville shopping plaza on Merrimon Avenue. The old Ingles building in Clarkesville, which has been vacant for nearly 20 years. Source: County property records. Asheville Watchdog article dated November 23, 2022.

Without Legitimate Class A Representation, Ingles’ Board Has Failed to Effectively Govern 19

Executive Compensation Has Ballooned Despite Poor Performance • While Ingles’ performance metrics have been declining, total executive compensation has been increasing at an alarming rate. • Notably, the Board has seen fit to award Chairman Ingle – who has not been an executive since 2016 – significant compensation in creases, marking an extradorinary approach to executive compensation. o Chairman Ingle received $7.4 million in total compensation in Fiscal 2025 while the median employee earned $22,801. o His compensation more than doubled from $3.7 million in 2021 to $7.9 million in 2023, while operating margins compressed and revenue declined . o Chairman Ingle’s pay program does not include stock - based compensation – instead, it’s all cash, ensuring he still gets paid even when Ingles’ share price underperforms. The Company does not have executive stock ownership requirements. • Chairman Ingle has earned a disproportionate percentage of Ingles’ total executive compensation, fueling the growth in overal l e xecutive compensation and raising substantial challenges for succession planning and executive retention. Total Executive Compensation Chairman's Compensation FY2021 FY2025 65.0% 4 Year Period Ending FY2025 (CAGR) 25.2% 41.0% Chairman's Compensation as % of Total Executive Compensation 41.0% Source: Company proxy statements. 20

The Current Board Has Facilitated Disproportionate Capital Returns to the Class B

- The substantial increase in Chairman Ingle's compensation results in the Class B shareholders receiving over 50% of the total capital returned to shareholders, despite holding only a 23% economic interest.[1]
- Massive cash bonuses for the controlling shareholder, during a period of declining operating performance, while common shareholders only receive a token 0.76% dividend yield, would not stand at any well-governed public company.

Ingles Markets Capital Return Analysis

$ in Millions

	FY2021	FY2022	FY2023	FY2024	FY2025
Dividends paid to A Share Class	**$9.4**	**$9.5**	**$9.5**	**$9.6**	**$9.6**
Dividends paid to B Share Class	$2.8	$2.8	$2.7	$2.7	$2.7
Compensation to R. Ingle	$1.9	$3.9	$8.0	$7.4	$7.4
Total Class B Distributions	**$4.7**	**$6.7**	**$10.7**	**$10.1**	**$10.1**
Total Capital Return	$14.1	$16.2	$20.2	$19.7	$19.7
Class A Share of Return	67%	59%	47%	49%	49%
Class B Share of Return	33%	41%	53%	51%	51%

→ Class A dividends have stagnated

→ 115% increase from 2021 to 2025

→ Class A share of return has decreased while Class B has increased

Source: Company Form 10-K filings and proxy statements; Summer Road calculations.
[1] Based on 14,548,686 shares of Class A Common Stock and 4,445,690 shares of Class B Common Stock outstanding as of February 27, 2026.

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SUMMER ROAD LLC

Under the Current Board, Leadership Has Prioritized Their Own Capital Returns While Keeping Class A Shareholders' Dividends Stagnant for a Decade

- While the total distributions to Class B shareholders have more than doubled since Fiscal 2021 (when factoring in Chairman Ingle's compensation), the dividends paid to Class A shareholders have essentially remained stagnant and the Company's operating income has been largely unchanged.
- We believe this is even more egregious when analyzing the past 10-year period, as demonstrated below.

Chairman's Compensation Analysis	FY 2016	FY2025	CAGR
$ in Millions			
Ingles Markets Inc. Operating Income	$129.8	$133.0	~0%
Class A Dividends Paid	$9.2	$9.6	~0%
Chairman Ingle Compensation Paid	$1.1	$7.4	24%
			2016-2025
Ingles Markets Inc. Operating Income Growth ($)			$3.2
Chairman Ingle's Compensation Growth ($)			$6.3
Share of Ingles Markets Operating Income Growth Paid Out to Chairman Ingle			197%

		Dividend Growth			
		3yr	5yr	7yr	10yr
Mean		(4.5%)	3.3%	6.2%	5.8%
Median		3.7%	3.0%	5.0%	5.2%
IMKTA	Ingles Markets Inc	0.0%	0.0%	0.0%	0.0%
WMK	Weis Markets Inc	1.0%	1.9%	1.6%	1.4%
AD	Koninklijke Ahold Delhaize NV	6.4%	4.2%	8.5%	9.0%
VLGEA	Village Super Market Inc	0.0%	0.0%	0.0%	0.0%
SFM	Sprouts Farmers Market Inc	NA	NA	NA	NA
KR	Kroger Co/The	11.4%	14.4%	14.8%	12.8%
ACI	Albertsons Cos Inc	(56.6%)	24.6%	NA	NA
NGVC	Natural Grocers by Vitamin Cot	10.5%	(25.0%)	NA	NA

Given the foregoing, how does the Board justify such an increase in Chairman Ingle's compensation?

Source: Bloomberg, Company Form 10-K filings and proxy statements; Summer Road calculations. Note: The growth of Ingles' operating income and Class A dividends from Fiscal 2016 to Fiscal 2025 was essentially flat. NA for Dividend Growth indicates that the company did not have a dividend for those years.

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SUMMER ROAD LLC

The Board Has Permitted Chairman Ingle to Engage in Numerous "Related-Party" Transactions

- **The Company regularly purchases properties from, sells properties to and leases properties from LLCs in which Chairman Ingle is a principal.**
  - Fiscal 2023: The Company purchased two properties for a combined $5.8 million from an LLC affiliated with Chairman Ingle. Separately, the Company and Chairman Ingle's LLC swapped adjoining properties valued at ~$600,000 each.
  - The Company is party to a lease with Chairman Ingle's LLC totaling ~$160,000 in annual lease payments.
  - Chairman Ingle personally owns shopping centers and properties near Ingles stores through entities like "Brevard Road Plaza, LLC" and "Bear Creek Real Estate, LLC."
- The Company's pattern of inadequate disclosures makes us question the full extent of its related-party transactions.
- **The same individual who approves these transactions (as controlling shareholder) is on the other side of them (through his LLCs).** This is a textbook conflict of interest, demonstrating the need for truly independent directors.
- While the Company states that these transactions receive independent appraisals and are on "terms no less favorable than those available from unaffiliated third parties," the recurring nature of transactions with Chairman Ingle – the Company's controlling shareholder – demand more rigorous independent oversight.

We are concerned that such related-party transactions create inherent conflicts of interest, and we question the Company's ability to effectively manage such conflicts with the best interests of Class A shareholders in mind – especially given that Chairman Ingle effectively selects the full Board.

Source: Company proxy statements, county property records and *Asheville Watchdog* reporting.

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SUMMER ROAD LLC

Other Investors Have Also Voiced Concerns About the Conflict of Interest at Ingles Ingles has great fundamentals, but prospective buyers should be aware that the stock has a dual class structure with the founder’s son having most of the voting rights, and he does not communicate with Wall Street, i.e., there is no analyst coverage beyond what you find here on SA. May 09, 2025 This stock is very undervalued, but the controlling shareholder (son of the founder) is completely indifferent to Wall Street, so no external catalyst is likely. They own most of the real estate and I’d love to see them unlock value by spinning that out as a REIT, or selling it to a REIT, but that may never happen. Jun. 05, 2025 “Yea... figures look good generally... but... miniscule dividend, no buybacks, no expansion... just hoarding cash...and large majority holder with no muscle for a buyout, while also not wanting to sell to private equity (or to competitor)... so how do I benefit from nice figures as a share holder? Where is the catalyst?” – SwedishLeif When the stock reached $45, I sold because the dividends didn't increase. Folks that stucked - to - it did great, but today the dividends are still $.66. Their footprint is not the only thing not growing.” – Chip Seeker, 2022 “ Growth for the benefit of who? This is a private family controlled corporate entity which has real value and happens to be "public", but the "public" has no control .” – trump200 Wrote this myself and have lost a lot of money on this stock and also years back left a lot on the table when I thought they would do something stockholder friendly...... their only friend is their family ! ” – trump200 It is upsetting that the dividend has not increased in years even though EPS has increased substantially since the 0.165/ sh payout was implemented. Understood this may be part of their existing debt agreement, but that provision should be renegotiated, and the dividend should be raised to highlight the bargain price of shares, OR earnings should be redeployed in share repurchases rather than on capital expenditures. – AL B @lefty7435 Oct 12, 2025 By his quarterly comments, Chairman Robert P. Ingle II disdains his fellow IMKTA investors. He’s never the slightest bit inspiring or optimistic, preferring to act like the spoiled generational heir that he is. No wonder his sister sold out. Any success by IMKTA will be in spite of RPI II. I wish he’d step aside and let professional management run the show. Source: Seeking Alpha and Yahoo Finance comments and blog posts. 24 – Hector V – Hector V

The company has been criticized for buying or holding onto vacant or defunct properties and old stores for years, sometimes decades, here and in other states, which stymies development and competition from other grocery chains. In some cases, Ingles puts deed restrictions on properties that specifically prohibit other grocery operations from coming in. “You’ve got to understand that Ingles is different from most grocery store chains,” said Rusty Pulliam, principal and CEO of Pulliam Properties, an Asheville - based commercial real estate company. “Most only lease the space they’re in. Ingles owns probably 95 percent of the shopping centers they have. Not only is Ingles a large grocery store chain with (nearly) 200 stores, they’re a large real estate company.” Ingles top management declined requests for interviews or to answer emailed questions, but the company offers insight into its real estate strategy on its website: That translates into an enormous amount of property. Experts say the $272 million property valuation for Ingles’ property in Buncombe likely would be much higher in the open market, as the sites are often prime locations, and tax valuations often are based on what the company paid for the land and building, not what it could sell for. Source: Asheville Watchdog article dated May 7, 2024. Richard Austen Wallace research brief dated February 2026. 25 The Public Has Taken Notice of Ingles’ Fallow Real Estate and Refusal to Engage

Ingles Has Not Been Transparent with Shareholders for Years • Management has offered no explanation for Ingles’ declining performance in the Company’s earnings press releases. • The Company has not held an earnings call since 2016. 1 • During the four years that we’ve owned Ingles stock, management has repeatedly refused to have a substantive conversation wit h u s. • We understand that our experience is not unique, as several significant current and potential shareholders have informed us t hat management has consistently refused to speak with them or address basic inquiries . • As a result of management’s apparent refusal to communicate with the market and lack of transparency with investors, sell - side a nalyst coverage of Ingles is nonexistent. Source: Summer Road analysis of Grocery Market Peer Group filings and investor relations websites. Grocery Market Peer Group inc ludes Weis Markets, Inc., Koninklijke Ahold Delhaize N.V., Village Super Market, Inc., Sprouts Farmers Market, Inc., The Kroger Co., Albertsons Companies, Inc. and Natural Grocers by Vitamin Cottage , I nc. 1 The Company discontinued quarterly earnings calls after Q2 2016. On the Q2 2016 earnings call held on May 9, 2016, former CFO Ro nald B. Freeman said, “Going forward, we will issue quarterly press releases to report our results and discontinue our quarterly conference calls.” 26 Ingles Markets Peer Group Average Ingles vs. Peer Group Explanation Publish an Annual Letter to Shareholders From Chairman/CEO?  50.0% 50% of peers include a letter to sharheolders from chairman/ceo; Ingles does not SEC Form 10K Length (pages) 50 92 -46% Peer group avg. 10K length in pages 92 vs. 50 for IMKTA; note: excludes exhibits for both ingles/peer group SEC Form 10K M&A Length (words) 5,070 7,899 -36% Peer group avg. 10K length in words 7,899 vs. 5,070 for IMKTA; note: excludes exhibits for both ingles/peer group Publish a Quarterly Press Release  100% Ingles and all peers publish a quarterly press release reporting earnings Quarterly Press Release Length (pages) 2 11 -81% Ingles quarterly earnings press release is 2 pages vs. 11 for peer group Publish a Quarterly Investor Presentation  40% 40% of peers publish a quarterly investor presentation; Ingles does not Host Quarterly Conference Calls for Analysts/Investors  60% 60% of peers host a quarterly call for investors and analsyts; Ingles does not Allow Q/A at Annual Meeting  80% 80% of peers host a Q/A at their annual meeting; Ingles does not Note: based off internal Summer Road analysis of Peer Group SEC filings and Investor Relations websites; Peer group = Grocery Outlet, Sprouts, Weis Markets, Kroger, Alberstons MD&A Length (words) Ingles/peer group Ingles/peer group analysts; Ingles does not shareholders from Chairman/CEO; Ingles does not

• After Hurricane Helene hit North Carolina, there was significant speculation on social media and from online media outlets and short sellers that Ingles’ main distribution center was destroyed and that the Company did not have property and casualty insurance. • Seven days after the storm, Ingles finally issued a brief press release which did not address the online speculation or provide details about the damage to the Company’s operations. • After multiple emails to management asking for information about the status of the distribution center and the Company's insurance coverage went unanswered, Summer Road flew to Asheville to tour the distribution center and local stores and talk to employees, concluding that the damage was manageable and operations were still functioning. We called CFO Jackson numerous times from outside Ingles’ offices but were ignored. • After the market closed on the day of Summer Road’s visit (10/29), nearly a month after the storm, the Company filed a Form 8 - K detailing the estimated cost of the damage and the insurance reimbursement; the stock then rebounded. • Management and the Board’s mishandling of Ingles’ communication and disclosure in the aftermath of Hurricane Helene is just one example in the pattern of leadership’s insufficient disclosure and how they treat Ingles as if it’s a private company . Source: Company filings. Asheville Citizen Times article dated March 20, 2026. 27 Ingles’ Share Price Before, During and After Helene Hurricane Helene Case Study: How Ingles’ Lack of Communication and Shareholder Engagement Hurts Common Shareholders 9/26: Storm hits the U.S. 10/3: Ingles issues brief press release 10/29: Ingles files detailed Form 8 - K

Spotlight: The Board Silenced Us at the 2025 Annual Meeting • The Board held the 2025 Annual Meeting in a virtual - only format, marking a departure from Ingles’ historical practice of holding in - person Annual Meetings. o Mr. Held had attended the 2023 and 2024 Annual Meetings in person. • Ingles informed Summer Road that we would have an opportunity to present our shareholder proposal and provided dial - in instructions ahead of time. Further, we were advised that Ingles would hold a Q&A section virtually via submitted questions. • However, at the 2025 Annual Meeting, Summer Road’s line was never unmuted, and Ingles said Summer Road was not dialed in after only two seconds and without asking the operator to check the line . o Independent proxy advisor Institutional Shareholder Services had supported our proposal to expand the size of the Board. o Class A and Class B shareholders voted together as a single class on the Board Expansion Proposal, with Class B shareholders exercising more than 75% of the outstanding voting power, and the proposal failed. • No questions were presented or answered at the 2025 Annual Meeting despite Summer Road submitting two questions in advance of the meeting . • The day after the 2025 Annual Meeting, Mr. Held sent a letter to Ingles to formally object to the 2025 Annual Meeting proceedings (specifically the failure to unmute the Summer Road representative’s line to present the Board Expansion Proposal or address the questions submitted by Summer Road for discussion at the Annual Meeting) and raise concerns regarding the Company’s treatment of minority shareholders. 28 Proof That Summer Road Attended the 2025 Annual Meeting

The Board’s Committee Structures Defy Best Governance Practices • Ingles’ Board does not have a standalone Nominating Committee – instead, Chairman Ingle effectively selects all director candidates . • The Board maintains a combined Audit/Compensation Committee , which is highly unusual for a public company with $5 billion+ in revenue. o The Audit/Compensation Committee also does not have a separate Compensation Committee charter. o Ahead of the 2025 Annual Meeting, independent proxy advisor Glass, Lewis & Co. criticized the fact that the Audit/Compensatio n Committee failed to put the selection of the Company’s auditor up for shareholder ratification. • Instead of maintaining a Nominating Committee comprising independent directors, the Company has an Executive Committee – composed of Chairman Ingle, CEO Lanning and CFO Jackson – that, per the Company’s proxy statement, “ can exercise the powers of the full Board between meetings of the Board , except for powers that may not be delegated to a committee of the Board under the North Carolina Business Corporation Act.” o We believe it is appropriate for there to be independent oversight of management – not for management to exercise the powers of the Board. Source: Company proxy statements. 29 Every one of these governance irregularities benefits Chairman Ingle and harms Class A shareholders.

The Board Is Composed of Long-Tenured, Non-Independent Directors Who Lack Skin in the Game

- Unlike most NASDAQ-listed companies, Ingles does not have a majority-independent Board requirement ("Controlled Company" exemption under NASDAQ rules).

Director	Role	Independent?	Tenure (Yrs.)	Class A Ownership	Key Concern
Robert P. Ingle, II	Chairman, Class B Director	No	29	0	**Controls ~75% voting power**. Son of founder. **Former CEO**. $7.4 million compensation in Fiscal 2025.
Laura Ingle Sharp	Class B Director	No	29	0	**Sister of Chairman**. Founder's daughter. Namesake of Laura Lynn brand. Sold $7 million+ in shares since 2019.
James Lanning	President & CEO, Class B Director	No	23	10,000	**Company executive** and Board member. Total compensation of $3.1 million in Fiscal 2025.
Patricia Jackson	CFO, Class B Director	No	4	0	**Company executive** and Board member. Also serves as trustee of Company Profit Sharing Plan.
Fred Ayers	Class B Director	?	21	463	Retired **Wachovia Bank** officer. Long tenure.
Brenda Tudor	Class B Director	?	20	300	**Former CFO of Ingles**. Long tenure.
Rebekah Lowe	Class A Nominee	?	0	0	Retired **Wachovia Bank** officer. **Preexisting relationship with incumbent director(s)**. On **HomeTrust Bancshares, Inc.** board with Mr. Jacobs.
Dwight Jacobs	Class A Nominee	?	0	0	**On HomeTrust Bancshares, Inc. board with Ms. Lowe.**

Source: Company filings. Note: Ms. Tudor's tenure includes prior service from 1998 to 2005.

30

SUMMER ROAD LLC

The Board Handpicked Two Class A Nominees Ahead of This Year's Annual Meeting

- **The Board has demonstrated that it cannot be trusted to select Class A directors who will prioritize the interests of Class A shareholders.**
- When Class A Director John R. Lowden (who initially joined the Board as part of a proxy solicitation launched by another Class A shareholder in 2017) resigned in late 2025, the Board responded by appointing L. Keith Collins as a Class A director.
  - Mr. Collins previously served as the President of Milkco, a subsidiary of the Company, and was previously a member of the Board as a Class B director.
  - Although Mr. Collins will not be standing for election at the Annual Meeting, we believe his initial selection should cause Class A shareholders to question the independence and ability of any Class A director nominee identified by the Company to act in the best interests of Class A shareholders.
- **In 2025, the two Class A directors each received significantly less than 50% support from shareholders**, demonstrating Class A shareholders' overwhelming dissatisfaction with the status quo and desire for new representation on the Board.
- **This year, the Board has put forward two interconnected nominees who currently serve together on another board (Dwight Jacobs and Rebekah Lowe).**
  - One of these nominees, **Ms. Lowe, was recommended to Ingles by a current Ingles director**, which the Company failed to disclose until we highlighted this disclosure violation.
  - Ms. Lowe recommended Mr. Jacobs, with whom she serves on the board of HomeTrust Bancshares, Inc., to Ingles.
  - The Company admits in its proxy statement that it did not retain an independent search firm to identify Mr. Jacobs or Ms. Lowe, which contravenes best governance practices and raises questions about the Board's commitment to ensuring it has the requisite independence and skillsets.
  - Ms. Lowe is an executive coach and former banking executive who was handpicked by the incumbents. Does she possess the requisite experience in capital allocation, corporate strategy, real estate development or financial reporting?
  - **The Company's Class A director nominees own zero Ingles shares. How can individuals with no skin in the game represent your interests?**



Incumbent Director

→



Rebekah Lowe

→

HomeTrust Bancshares, Inc.

→



Dwight Jacobs

Source: Company proxy statements and other filings.

31

SUMMER ROAD LLC

Our Solution: Elect an Independent Class A Director Who Is Aligned with Shareholders, Brings Relevant Experience and Has a Vision for Fixing Ingles 32

33 Capital markets and allocation expertise Deep understanding of Ingles’ business and performance history Ownership of Class A shares / shareholder - first perspective Experience building consensus in a public company boardroom and creating value for public company shareholders Independent of Ingles and all incumbent Board members Data - driven executive If elected, Mr. Held will bring necessary experience and improved oversight into the boardroom to help Ingles realize its pot ent ial. Mr. Held intends to advocate for the immediate implementation of the strategic initiatives listed on the following slides. We Believe Mr. Held Has the Right Skillsets and Qualities to Instill Accountability and Drive Value

1. Restoring Investor Transparency and Alignment x Mr. Held will immediately seek to overhaul the Investor Relations function by: o Reinstating quarterly earnings calls . o Ensuring shareholders have direct, consistent access to management . x He will also call for the engagement of an independent compensation consultant to design a true pay - for - performance framework, w ith the goal of tying executive compensation to measurable total shareholder return and ROIC metrics , rather than the arbitrary increases currently favored by the Board. x Mr. Held intends to advocate for an in - depth review of the current management team’s skillsets and the implementation of a trans parent, merit - based succession plan to ensure the Company’s future is not left to chance. 34 During his tenure at Peak Resorts, Mr. Held was able to drive many of the same improvements that would benefit Ingles’ Class A shareholders, including returning capital to shareholders, setting appropriate compensation and boosting investor engagement.

2. Rigorous Capital Allocation Audit x Mr. Held plans to demand an exhaustive, data - driven study of the Company’s capital allocation options – including new store grow th, renovations, real estate acquisitions, share repurchases and dividends. x Prioritizing Returns o The Company’s current strategy appears to include limited to no new store growth. o Our initial assessment from the outside is that aggressive capital return to shareholders likely represents the highest - return opportunity currently available and should be pursued with urgency. o However, Mr. Held intends to review all available options and formulate a view in accordance with his fiduciary duties once he has access to all available data if elected. 35 Dillard’s, Inc. (NYSE: DDS) – No New Store Growth/Capital Allocation Case Study 10 Years (Ending 2024) • Revenue: 0.3% CAGR • Avg. Same Store Sales: 1.8% • # of Locations: - 0.8% CAGR • EBITDA: 3.3% CAGR • Cash from Operations: 5.8% CAGR (focus was on profitable sales, controlling inventories) • Share Count: - 9.7% CAGR • Stock Price: 16.2% CAGR • % of Free Cash Flow Spent on Buybacks and Dividends: 83.4% • Total Annual Shareholder Return: 16.7% Potential benefits : dividend growth, higher ownership of the Company for remaining shareholders, improved asset value and ample money to reinvest in maintenance capex. Source: Dillard’s, Inc. filings, Bloomberg.

3. Evaluate Value-Enhancing Options

- We believe the Company's current structure obscures the true value of its underlying assets.
- Mr. Held intends to propose a **formal study to evaluate the separation of the Company** into a focused "OpCo" (Grocery Operations) and a "PropCo" (Grocery-Anchored Real Estate Company).
- **Unlocking Value**
  - We believe this separation would likely result in a material re-rating of the Company's valuation, optimize the capital structure of both entities and potentially catalyze strategic interest from larger regional or national grocers.
- It is also our view that the Board must move beyond the status quo to elevate the Company's market share and digital engagement and loyalty programs.
- Mr. Held intends to push for a modernization of the Company's operational strategy to help ensure Ingles is not just participating in – but leading in – its core markets.

"What If" - OpCo Rented Stores from Prop Co, Tax Free Spin of REIT		
Stores Rented from PropCo		175
Assumed Avg. Size		57,411
Rent PSF	$	6.50
Avg. Store Rent	$	373,172
Total Rent Paid to PropCo	$	65,305,013
3rd Party Rent (Grocery Anchored RE Segment)	$	30,700,000
Total PropCo Revenue	$	96,005,013
Assumed NOI Margin		85.0%
PropCo NOI	$	81,604,261
Cap Rate		7.00%
Pro Forma PropCo Enterprise Value	$	1,165,775,152
Grocery/OpCo EBITDA - FWD Est.	$	300,000,000
Less: New Rent Paid to PropCo	$	65,305,013
PF Grocery/OpCo EBITDA	$	234,694,988
Multiple		7.0x
Grocery/OpCo TEV	$	1,642,864,913
Excess Real Estate (Undeveloped @ Taxable Assessed Val)	$	466,000,000
PropCO EV	$	1,165,775,152
Opco EV	$	1,642,864,913
Excess Real Estate (Unimproved)	$	466,000,000
TEV - SOTP	**$**	**3,274,640,064**
Net Debt	$	(149,000,000)
Equity Value	$	3,125,640,064
Price	$	164.51
% Upside		84.8%

Source: Company, Bloomberg, Summer Road analysis.

36

SUMMER ROAD LLC

This Year's Annual Meeting Presents Class A Shareholders with a Choice: True Representation for Class A Shareholders or the Unacceptable Status Quo

☑ **The Class A Shareholders' Choice:** Mr. Held has deep capital markets expertise and has studied hundreds of public companies and overseen complex private equity and real estate investments.

Most importantly, he is independent of Ingles, brings an owner's mindset with beneficial ownership of ~3% of the Class A shares and possesses a proven ability to build boardroom consensus and drive value from his previous service on the board of Peak Resorts (formerly NASDAQ: SKIS).

☒ **The Incumbents' Choice:** Ms. Lowe is an executive coach and former banking executive who was handpicked by the incumbents, seemingly lacks the requisite experience and owns zero Ingles shares.

VOTE FOR RORY A. HELD ON THE GOLD UNIVERSAL PROXY CARD AHEAD OF THE APRIL 30TH ANNUAL MEETING

If you have any questions or require additional information before voting your shares, please contact: Saratoga Proxy Consulting at (212) 257-1311 or info@saratogaproxy.com.

37

SUMMER ROAD LLC

Disclaimer The materials contained herein (the “Materials”) represent the opinions of Summer Road LLC and the other participants named i n i ts proxy solicitation (collectively, “Summer Road” or “we”) and are based on publicly available information with respect to Ingles Markets, Incorporated (the “Company”). Summer Ro ad recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with Summer Road’s conclusions. Summer Roa d reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other par ty of any such changes. Summer Road disclaims any obligation to update the information or opinions contained herein. Certain financial projections and statements made herein h ave been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. There is no as sur ance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The e sti mates, projections and potential impact of the opportunities identified by Summer Road herein are based on assumptions that Summer Road believes to be reasonable as of the dat e of the Materials, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be materia l. The Materials are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any securi ty. Certain members of Summer Road currently beneficially own, and/or have an economic interest in, securities of the Company. It is possible that there will be developments in the future (including changes in price of the Company’s securities) that cause one or more members of Summer Road from time to ti me to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional securities (in open market or pr iva tely negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to some or all of such securities. To the extent that Summer Ro ad discloses information about its position or economic interest in the securities of the Company in the Materials, it is subject to change and Summer Road expressly disclaims any o bli gation to update such information. The Materials contain forward - looking statements. All statements contained herein that are not clearly historical in nature or t hat necessarily depend on future events are forward - looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan,” “may,” “will,” “pro jec ts,” “targets,” “forecasts,” “seeks,” “could,” and similar expressions are generally intended to identify forward - looking statements. The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of the Materials and involve risks, uncertainties and other factors that may cause ac tua l results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. As sumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisio ns, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Summer Road. Although Summer Road believes that the assumptions underl yin g the projected results or forward - looking statements are reasonable as of the date of the Materials, any of the assumptions could be inaccurate and therefore, there ca n b e no assurance that the projected results or forward - looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the proje cte d results and forward - looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and str ategic initiatives expressed or implied by such projected results and forward - looking statements will be achieved. Summer Road will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward - looking statements herein to reflect events or circumstances after the date of such pro jected results or statements or to reflect the occurrence of anticipated or unanticipated events. Unless otherwise indicated herein, Summer Road has not sought or obtained consent from any third party to use any statements, ph otos or information indicated herein as having been obtained or derived from statements made or published by third parties. Any such statements or information should not be vi ewed as indicating the support of such third party for the views expressed herein. No warranty is made as to the accuracy of data or information obtained or derived from filing s m ade with the SEC by the Company or from any third - party source. All trade names, trademarks, service marks, and logos herein are the property of their respective owners who re tai n all proprietary rights over their use. 38

Item 2: Also on April 6, 2026, Summer Road issued the following press release:

Summer Road Releases Presentation on Ingles Markets Detailing the Urgent Need for Independent Class A Shareholder Representation on the Board

Highlights How Ingles’ Dual-Class Share Structure and Lack of Boardroom Accountability Have Led to Lagging Shareholder Returns, Operational Underperformance, Disastrous Capital Allocation, Deficient Disclosure and Outsized Compensation for Chairman and Controlling Shareholder Robert P. Ingle, II

Believes Independent Director Candidate Rory A. Held, Who Beneficially Owns 3% of the Class A Shares and Brings Relevant Public Company Board Experience, Is Best Positioned to Restore Investor Transparency and Drive Value

Click Here to Download the Full Presentation

WEST PALM BEACH, Fla.--(BUSINESS WIRE)--Summer Road LLC (“Summer Road”), the beneficial owner of approximately 3% of the outstanding shares of Class A common stock of Ingles Markets, Incorporated (NASDAQ: IMKTA) (“Ingles” or the “Company”), today released an investor presentation titled, “Why Class A Shareholders Need Independent, Aligned Representation on the Board.”

The full presentation can be downloaded by clicking here.

***

If you have questions about how to elect Summer Road’s independent nominee, Rory A. Held, to the Ingles Board using the GOLD universal proxy card, please contact:

Saratoga Proxy Consulting LLC

520 8th Avenue, 14th Floor New York, NY 10018

Shareholders Call Toll-Free: (888) 368-0379

info@saratogaproxy.com

***

About Summer Road LLC

Summer Road LLC is a family office which invests across a diverse range of strategies and asset classes.

Contacts

For Investors:

Saratoga Proxy Consulting LLC

John Ferguson, (212) 257-1311

jferguson@saratogaproxy.com

For Media:

Longacre Square Partners

summerroad@longacresquare.com